Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Solid Fourth Quarter and Fiscal 2013 Financial Results

Full Year Summary

•	Sales of $10.2 billion up six percent versus prior year

•	Adjusted EPS of $5.50* or $4.73 on a GAAP basis – both up two percent versus prior year

•	Strengthened leadership positions with wins in China, hydrogen, electronics and LNG

•	Repurchased $462 million of shares

•	Dividend increased by 11 percent – 31 years of consecutive increases

•	Total shareholder return of 33 percent

Fourth Quarter Summary

•	Sales of $2.6 billion up one percent excluding the PUI business

•	Adjusted EPS of $1.47* up four* percent versus prior year and GAAP basis EPS of $0.70 up nine percent

•	Secured major hydrogen wins in India and Canada

LEHIGH VALLEY, Pa. (October 29, 2013) – Air Products (NYSE:APD) today reported net income of $315 million* and diluted earnings per share (EPS) of $1.47* on a non-GAAP, continuing operations basis, for its fiscal fourth quarter ended September 30, 2013.

These results exclude after-tax expenses of $164 million, or $0.77 per share, primarily for cost reduction, and asset and product rationalization actions, mainly in the Company’s Electronics and Merchant Gases businesses, and for streamlining corporate functions.

On a GAAP basis, net income and diluted EPS from continuing operations were $150 million and $0.70, respectively, for the quarter.

The discussion of fourth quarter and full year results and guidance in this release are based on non-GAAP continuing operations. A reconciliation to GAAP results can be found at the end of this release.*

Fourth quarter revenues of $2,587 million decreased one percent versus prior year on two percent lower base volumes, and a negative two percent impact due to the previously announced decision to exit the Polyurethane Intermediates (PUI) business. Higher energy pass-through and positive currency impacts partially offset the lower volumes. Sequentially, overall sales increased two percent, with underlying sales up three percent on higher volumes across all business segments.

Operating income of $421 million for the quarter increased three percent versus prior year. Operating margin of 16.3 percent was up 60 basis points versus prior year despite higher pension costs. Sequentially, operating income increased 10 percent and operating margin improved 130 basis points, mostly due to higher volumes and lower costs.

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For fiscal 2013, sales of $10,180 million increased six percent versus prior year, with acquisitions contributing five percent and higher energy pass-through contributing two percent, partially offset by one percent lower volumes driven by the PUI business exit. Underlying sales, excluding PUI, increased one percent on higher North America and Asia Tonnage Gases volumes, higher Performance Materials volumes, and LNG equipment activity. Operating income of $1,566 million improved two percent on the prior year. Operating margin was down 60 basis points, primarily due to higher pension costs.

Commenting on the fiscal year, John McGlade, chairman, president and chief executive officer, said, “We delivered on our key priorities and produced strong returns for shareholders, reflecting our continued focus on cost reduction, productivity improvements and disciplined project execution. Despite a weak economy, our volumes improved and our productivity initiatives more than offset inflation.”

Fourth Quarter Results by Business Segment:

•

Merchant Gases sales of $1,054 million increased four percent versus prior year on higher volumes and improved pricing. Operating income of $177 million increased ten percent versus prior year, largely due to higher volumes and improved pricing, and the completion of prior year cost reductions in Europe. Sequential sales increased two percent due to stronger volumes in the U.S/Canada and Asia. Operating income increased seven percent sequentially on higher volumes and lower costs.

•

Tonnage Gases sales of $835 million decreased one percent versus the prior year mostly due to lower PUI volumes offsetting higher energy pass-through and positive currency impact. Excluding PUI, volumes were down one percent, with strong U.S. hydrogen volumes offset by a contract termination in Latin America. Operating income of $135 million was down four percent versus prior year due to higher maintenance costs, higher pension costs and the impact of the contract termination. Sequential sales decreased one percent as higher volumes were more than offset by lower energy pass-through. Sequential operating income increased nine percent, excluding PUI, largely due to higher volumes.

•

Electronics and Performance Materials sales of $580 million were down six percent versus prior year, primarily driven by lower Electronics equipment sales. Operating income of $96 million increased 12 percent, primarily due to higher inventory costs in the prior year. Operating margin improved 270 basis points on the higher income and product mix. Sequential sales were up three percent on higher volumes. Sequential operating income improved 10 percent and operating margin was up 120 basis points, primarily due to higher volumes.

•

Equipment and Energy sales of $118 million were down seven percent versus prior year due to lower ASU sales, partially offset by higher LNG project activity. Operating income of $21 million increased 16 percent versus prior year due to higher LNG project activity. Sequentially, sales increased 14 percent and operating income improved 28 percent on the higher LNG project activity. The sales backlog increased 23 percent versus prior quarter on continued LNG project orders.

Outlook

Air Products expects first quarter EPS from continuing operations to be between $1.30 and $1.35 per share. The Company’s guidance for continuing operations for fiscal 2014 is a range of $5.70 to $5.90 per share.

Looking ahead, McGlade said, “We are taking decisive actions to build momentum and accelerate earnings growth. Our priorities for 2014 remain consistent, executing against our backlog, winning profitable new projects, loading existing assets, and implementing further productivity and cost initiatives. The investments we have made over the past several years are key drivers for Air Products’ future and we believe shareholders will realize stronger returns because of these actions.”

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Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 29 by calling 719-325-2339 and entering pass code 7953787, or access event details on our website.

About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the Company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2013, Air Products had sales of $10.2 billion. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management's reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, weakening or reversal of global or regional economic recovery; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; unanticipated asset impairments or losses; the impact of price fluctuations in natural gas; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the impact of management and organizational changes, including the chief executive officer search; the success of productivity programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; political risks, including the risks of unanticipated government actions that may result in project delays, cancellations or expropriations; the impact of changes in environmental, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company's Form 10K for its fiscal year ended September 30, 2012. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company's assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

	Continuing Operations
	Q4					YTD
	Operating Income	Operating Margin		Income	Diluted EPS	Operating Income	Operating Margin		Diluted EPS
2013 GAAP	$179.2	6.9%		$150.2	$.70	$1,324.4	13.0%		$4.73
2012 GAAP	157.9	6.1%		137.1	.64	1,282.4	13.3%		4.66
Change GAAP	$21.3	80	bp	$13.1	$.06	$42.0	(30	bp)	$.07
% Change GAAP	13%			10%	9%	3%			2%

2013 GAAP	$179.2	6.9%		$150.2	$.70	$1,324.4	13.0%		$4.73
Business restructuring and cost reduction plans (tax impact $73.7)	231.6	9.0%		157.9	.74	231.6	2.3%		.74
Advisory costs (tax impact $3.7)	10.1	.4%		6.4	.03	10.1	.1%		.03
2013 Non-GAAP Measure	420.9	16.3%		314.5	1.47	1,566.1	15.4%		5.50

2012 GAAP	$157.9	6.1%		$137.1	$.64	$1,282.4	13.3%		$4.66
Business restructuring and cost reduction plans (A)	240.6	9.2%		161.8	.75	327.4	3.5%		1.03
Customer bankruptcy (tax impact $3.7)	9.8	.4%		6.1	.03	9.8	.1%		.03
Gain on previously held equity interest (tax impact $31.3)	—	—		—	—	(85.9)	(.9)%		(.25)
Q1 Spanish tax settlement	—	—		—	—	—	—		.20
Q2 Spanish tax ruling	—	—		—	—	—	—		(.27)
2012 Non-GAAP Measure	408.3	15.7%		305.0	1.42	1,533.7	16.0%		5.40

Change Non-GAAP Measure	$12.6	60	bp	$9.5	$.05	$32.4	(60	bp)	$.10
% Change Non-GAAP Measure	3%			3%	4%	2%			2%

2013 Q4 vs. 2013 Q3	Operating Income	Operating Margin
2013 Q4 GAAP	$179.2	6.9%
2013 Q3 GAAP	383.1	15.0%
Change GAAP	$(203.9)	(810	bp)
% Change GAAP	(53)%

2013 Q4 Non-GAAP Measure	$420.9	16.3%
2013 Q3 Non-GAAP Measure	383.1	15.0%
Change Non-GAAP Measure	$37.8	130	bp
% Change Non-GAAP Measure	10%

(A)	Tax impact of $78.8 and $105.0 for Q4 and YTD, respectively.

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Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2013	2012	2013	2012
Capital expenditures – GAAP basis	$507.0	$1,044.1	$1,747.8	$2,559.8
Capital lease expenditures	55.8	72.3	234.9	212.2
Purchase of noncontrolling interests	1.4	—	14.0	6.3
Capital expenditures – Non-GAAP basis	$564.2	$1,116.4	$1,996.7	$2,778.3

	FY2014 Forecast	FY2013
Capital expenditures – GAAP basis	$1,800-1,900	$1,747.8
Capital lease expenditures/Purchase of noncontrolling interests	100-200	248.9
Capital expenditures – Non-GAAP basis	$1,900-2,100	$1,996.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars, except for share data)	2013	2012	2013	2012
Sales	$2,586.5	$2,605.8	$10,180.4	$9,611.7
Cost of sales	1,882.9	1,923.0	7,472.1	7,051.9
Selling and administrative	260.2	248.0	1,066.3	946.8
Research and development	34.6	36.1	133.7	126.4
Business restructuring and cost reduction plans	231.6	240.6	231.6	327.4
Gain on previously held equity interest	—	—	—	85.9
Customer bankruptcy	—	9.8	—	9.8
Pension settlements	7.9	—	12.4	—
Advisory costs	10.1	—	10.1	—
Other income (expense), net	20.0	9.6	70.2	47.1
Operating Income	179.2	157.9	1,324.4	1,282.4
Equity affiliates’ income	42.4	39.5	167.8	153.8
Interest expense	35.4	38.9	141.8	123.7
Income from Continuing Operations before Taxes	186.2	158.5	1,350.4	1,312.5
Income tax provision	25.8	17.8	307.9	287.3
Income from Continuing Operations	160.4	140.7	1,042.5	1,025.2
Income (Loss) from Discontinued Operations, net of tax	(13.1)	1.6	(10.0)	168.1
Net Income	147.3	142.3	1,032.5	1,193.3
Less: Net Income Attributable to Noncontrolling Interests	10.2	3.6	38.3	26.0
Net Income Attributable to Air Products	$137.1	$138.7	$994.2	$1,167.3

Net Income Attributable to Air Products
Income from continuing operations	$150.2	$137.1	$1,004.2	$999.2
Income (Loss) from discontinued operations	(13.1)	1.6	(10.0)	168.1
Net Income Attributable to Air Products	$137.1	$138.7	$994.2	$1,167.3

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.71	$.65	$4.79	$4.73
Income (Loss) from discontinued operations	(.06)	.01	(.05)	.80
Net Income Attributable to Air Products	$.65	$.66	$4.74	$5.53

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.70	$.64	$4.73	$4.66
Income (Loss) from discontinued operations	(.06)	.01	(.05)	.78
Net Income Attributable to Air Products	$.64	$.65	$4.68	$5.44

Weighted Average Common Shares- Basic (in millions)	211.0	211.9	209.7	211.2
Weighted Average Common Shares- Diluted (in millions)	213.8	215.0	212.3	214.7
Dividends Declared Per Common Share – Cash	$.71	$.64	$2.77	$2.50

Other Data from Continuing Operations
Depreciation and amortization	$232.6	$220.3	$907.0	$840.8
Capital expenditures on a Non-GAAP basis (see page 5 for reconciliation)	564.2	1,116.4	1,996.7	2,778.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 September 2013	30 September 2012
Assets
Current Assets
Cash and cash items	$450.4	$454.4
Trade receivables, net	1,544.3	1,544.7
Inventories	706.1	786.6
Contracts in progress, less progress billings	182.3	190.8
Prepaid expenses	121.1	81.7
Other receivables and current assets	432.4	342.0
Current assets of discontinued operations	2.5	15.6
Total Current Assets	3,439.1	3,415.8
Investment in net assets of and advances to equity affiliates	1,195.5	1,175.7
Plant and equipment, at cost	19,529.9	18,046.2
Less: accumulated depreciation	10,555.9	9,805.6
Plant and equipment, net	8,974.0	8,240.6
Goodwill	1,653.8	1,598.4
Intangible assets, net	717.3	761.6
Noncurrent capital lease receivables	1,476.9	1,328.9
Other noncurrent assets	393.5	393.6
Noncurrent assets of discontinued operations	—	27.2
Total Noncurrent Assets	14,411.0	13,526.0
Total Assets	$17,850.1	$16,941.8

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,944.9	$1,927.7
Accrued income taxes	63.0	48.5
Short-term borrowings	709.9	633.4
Current portion of long-term debt	507.4	74.3
Current liabilities of discontinued operations	2.4	6.0
Total Current Liabilities	3,227.6	2,689.9
Long-term debt	5,056.3	4,584.2
Other noncurrent liabilities	1,164.3	1,980.9
Deferred income taxes	827.2	670.8
Noncurrent liabilities of discontinued operations	—	.2
Total Noncurrent Liabilities	7,047.8	7,236.1
Total Liabilities	10,275.4	9,926.0

Redeemable Noncontrolling Interest	375.8	392.5

Air Products Shareholders’ Equity	7,042.1	6,477.2
Noncontrolling Interests	156.8	146.1
Total Equity	7,198.9	6,623.3
Total Liabilities and Equity	$17,850.1	$16,941.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2013	2012
Operating Activities
Net Income	$1,032.5	$1,193.3
Less: Net income attributable to noncontrolling interests	38.3	26.0
Net income attributable to Air Products	$994.2	$1,167.3
(Income) Loss from discontinued operations	10.0	(168.1)
Income from continuing operations attributable to Air Products	$1,004.2	$999.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	907.0	840.8
Deferred income taxes	12.8	65.2
Benefit from Spanish tax ruling	—	(58.3)
Gain on previously held equity interest	—	(85.9)
Undistributed earnings of unconsolidated affiliates	(59.2)	(53.6)
Gain on sale of assets and investments	(20.0)	(8.4)
Share-based compensation	43.5	43.8
Noncurrent capital lease receivables	(151.4)	(282.5)
Write-down of long-lived assets associated with restructuring / customer bankruptcy	100.4	80.2
Other adjustments	(76.4)	124.5
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	4.8	(55.1)
Inventories	75.0	1.3
Contracts in progress, less progress billings	(16.2)	(42.9)
Other receivables	(77.0)	(18.3)
Payables and accrued liabilities	(130.3)	249.7
Other working capital	(64.1)	(34.6)
Cash Provided by Operating Activities	1,553.1	1,765.1
Investing Activities
Additions to plant and equipment	(1,524.2)	(1,521.0)
Acquisitions, less cash acquired	(224.9)	(863.4)
Investment in and advances to unconsolidated affiliates	1.3	(175.4)
Proceeds from sale of assets and investments	52.8	52.5
Change in restricted cash	—	76.1
Other investing activities	(2.0)	(4.0)
Cash Used for Investing Activities	(1,697.0)	(2,435.2)
Financing Activities
Long-term debt proceeds	927.2	900.4
Payments on long-term debt	(437.5)	(490.6)
Net increase in commercial paper and short-term borrowings	437.7	9.8
Dividends paid to shareholders	(565.6)	(514.9)
Purchase of treasury shares	(461.6)	(53.1)
Proceeds from stock option exercises	226.4	124.3
Excess tax benefit from share-based compensation	37.9	31.0
Payment for subsidiary shares from noncontrolling interests	(14.0)	(58.4)
Other financing activities	(35.1)	(26.9)
Cash Provided by (Used for) Financing Activities	115.4	(78.4)
Discontinued Operations
Cash provided by operating activities	14.3	33.6
Cash provided by (used for) investing activities	(1.2)	765.4
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	13.1	799.0
Effect of Exchange Rate Changes on Cash	11.4	(18.6)
Increase (Decrease) in Cash and Cash Items	(4.0)	31.9
Cash and Cash Items – Beginning of Year	454.4	422.5
Cash and Cash Items – End of Period	$450.4	$454.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2013	2012	2013	2012
Sales to External Customers
Merchant Gases	$1,053.8	$1,017.0	$4,098.6	$3,662.4
Tonnage Gases	834.9	846.0	3,387.3	3,206.7
Electronics and Performance Materials	579.9	616.5	2,243.4	2,322.5
Equipment and Energy	117.9	126.3	451.1	420.1
Segment and Consolidated Totals	$2,586.5	$2,605.8	$10,180.4	$9,611.7

Operating Income
Merchant Gases	$176.5	$160.6	$680.5	$644.0
Tonnage Gases	134.7	140.9	515.9	512.0
Electronics and Performance Materials (A)	95.7	85.3	321.3	425.6
Equipment and Energy	20.5	17.7	65.5	44.6
Segment Total	$427.4	$404.5	$1,583.2	$1,626.2
Business restructuring and cost reduction plans	(231.6)	(240.6)	(231.6)	(327.4)
Customer bankruptcy	—	(9.8)	—	(9.8)
Pension settlements	(7.9)	—	(12.4)	—
Advisory costs	(10.1)	—	(10.1)	—
Other	1.4	3.8	(4.7)	(6.6)
Consolidated Total	$179.2	$157.9	$1,324.4	$1,282.4

(A)	The gain on remeasuring our previously held equity interest in DA NanoMaterials of $85.9 is reflected in the twelve months ended 30 September 2012.

(Millions of dollars)	30 September 2013	30 September 2012
Identifiable Assets (B)
Merchant Gases	$6,729.9	$6,428.5
Tonnage Gases	5,397.0	5,059.8
Electronics and Performance Materials	2,859.4	2,930.3
Equipment and Energy	675.2	379.3
Segment Total	$15,661.5	$14,797.9
Other	990.6	925.4
Discontinued operations	2.5	42.8
Consolidated Total	$16,654.6	$15,766.1

(B)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. DISCONTINUED OPERATIONS

In January 2012, the Board of Directors authorized the sale of our Homecare business, which had previously been reported as part of the Merchant Gases operating segment. During the third quarter of 2012, we recorded a gain of $207.4 ($150.3 after-tax, or $.70 per share) resulting from the sale of the majority of this business to The Linde Group. We also recorded an impairment charge of $33.5 ($29.5 after-tax, or $.14 per share) to write down the remaining business, which is primarily in the United Kingdom and Ireland, to its estimated net realizable value.

In the fourth quarter of 2013, we recorded an additional charge of $18.7 ($13.6 after-tax, or $.06 per share) to update our estimate of the net realizable value of the remaining business.

2. BUSINESS RESTRUCTURING AND COST REDUCTION PLANS

During the fourth quarter of 2013, we recorded an expense of $231.6 ($157.9 after-tax, or $.74 per share) to better align our cost structure with current market conditions. These charges include $100.4 for asset actions and $58.5 for the final settlement of a long-term take-or-pay silane contract primarily impacting the Electronics business due to continued weakness in the photovoltaic (PV) and light-emitting diode (LED) markets. In addition, $71.9 was recorded for severance and benefits associated with the elimination of approximately 700 positions. These reductions primarily impact our Merchant Gases business and corporate functions. The actions are in response to weaker than expected business conditions in Europe and Asia and reorganization of our operations and functional areas.

The charge for this plan is excluded from segment operating profit. The charge relates to the businesses at the segment level as follows: $61.0 in Merchant Gases, $28.6 in Tonnage Gases, $141.0 in Electronics and Performance Materials, and $1.0 in Equipment and Energy.

3. ADVISORY COSTS

We incurred legal and other advisory fees of $10.1 ($6.4 after-tax, or $.03 per share) in connection with our response to the rapid acquisition of a large position in shares of our common stock by Pershing Square Capital Management LLC and its affiliates (Pershing Square). These fees, which are reflected on the consolidated income statements as “Advisory Costs,” include costs incurred before and after Pershing Square’s disclosure of its holdings, and cover advisory services related to the adoption of the Shareholder Rights Plan, preparation for a potential proxy solicitation campaign, and entering into an agreement with Pershing Square.

4. BUSINESS COMBINATIONS

On 30 August 2013, we acquired an air separation unit and integrated gases liquefier in Guiyang, China. This acquisition enabled our Tonnage Gases segment to secure a long-term sale of gas contract and provided our Merchant Gases segment with additional capacity in the region. On 31 May 2013, we acquired EPCO Carbondioxide Products, Inc. (EPCO), the largest independent U.S. producer of liquid carbon dioxide (CO2). This acquisition expanded our North American offerings of bulk industrial process gases in the Merchant Gases business segment. In addition, on 1 April 2013, we acquired Wuxi Chem-Gas Company, Ltd. (WCG). This acquisition provided our Merchant Gases segment with additional gases presence in the Jiangsu Province of China.

The acquisitions were accounted for as business combinations, and their results of operations were consolidated within their respective segments after the acquisition dates. The aggregate purchase price, net of cash acquired, for these acquisitions was $233, and resulted in recognition of $68 of goodwill, none of which is deductible for tax purposes.